                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        AMERICA WEST HOLDINGS CORPORATION
                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.    Title of each class of securities to which transaction applies:

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2.    Aggregate number of securities to which transaction applies:

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3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4.    Proposed maximum aggregate value of transaction:

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5.    Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.    Amount Previously Paid:

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7.    Form, Schedule or Registration Statement No.:

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9.    Date Filed:

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

[America West Holdings Letterhead]

                                 April 27, 1998

To Our Stockholders:

        On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of America West Holdings Corporation to be held at the Waldorf-Astoria Hotel at 301 Park Avenue, New York, New York 10222, on Thursday May 21, 1998 at 8:30 a.m. (Eastern Daylight Time). A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

        We hope that you will be able to attend the meeting. If you are unable to attend the meeting in person, it is very important that your shares be represented and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the Annual Meeting in person, you may, of course, revoke your proxy and cast your votes personally at the meeting. At last year's meeting, 94.1% of the outstanding shares were represented and we would like even greater stockholder representation this year.

        If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ William A. Franke
                                          William A. Franke
                                          Chairman of the Board
                                          and Chief Executive Officer

                       AMERICA WEST HOLDINGS CORPORATION
                               51 W. Third Street
                              Tempe, Arizona 85281
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998
                            ------------------------

TO THE STOCKHOLDERS OF AMERICA WEST HOLDINGS CORPORATION:

        The Annual Meeting of Stockholders of America West Holdings Corporation, a Delaware corporation, will be held at the Waldorf-Astoria Hotel at 301 Park Avenue, New York, New York 10222 on Thursday, May 21, 1998 at 8:30 a.m. (Eastern Daylight Time) for the following purposes:

1. To elect 10 directors: three of those directors will hold office until the annual stockholders' meeting in 1999, three of those directors will hold office until the annual stockholders' meeting in 2000, and four of those directors will hold office until the annual stockholders' meeting in 2001;

2. To transact any other business that may properly come before the meeting, including voting on the stockholder proposal set forth on page 22.

        The Board of Directors recommends a vote FOR the nominated directors, but recommends a vote AGAINST the stockholder proposal.

        You must be a stockholder of record at the close of business on April 3, 1998 to vote at the meeting.

        If you do not expect to attend the meeting in person, please sign, date and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the meeting. If your shares are held by an intermediary, such as a broker or bank, and you want to vote at the meeting, you will need to obtain proof of ownership from the intermediary.

                                          By Order of the Board of Directors

                                          /s/ Patricia Penwell
                                          Patricia Penwell
                                          Corporate Secretary

Tempe, Arizona
April 27, 1998

                       AMERICA WEST HOLDINGS CORPORATION
                               51 W. Third Street
                              Tempe, Arizona 85281

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of America West Holdings Corporation, a Delaware corporation (the "Company" or "Holdings"), for use at the Annual Meeting of Stockholders to be held on Thursday May 21, 1998, at 8:30 a.m. (Eastern Daylight Time), or at any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Waldorf-Astoria Hotel at 301 Park Avenue, New York, New York 10222. The Company intends to mail this proxy statement and accompanying proxy card on or about April 27, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

        The Company will bear the entire cost of solicitation of proxies. The Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies for a fee estimated at $7,500 plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be sent to intermediaries, such as banks and brokers, that hold shares for the beneficial owners of the shares. Those intermediaries will then forward the solicitation materials to the beneficial owners. The Company may reimburse the intermediaries for the costs of forwarding solicitation materials to the beneficial owners. In addition to this solicitation by mail, employees and directors of the Company or D.F. King may also solicit proxies over the telephone, by facsimile or in person. Employees and directors will not receive any additional compensation for doing so, but D.F. King will be paid a fee for such solicitation.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only those persons that held shares of the Company's Common Stock on April 3, 1998 will be allowed to vote. The Company has two classes of Common
Stock: Class A Common Stock is entitled to 50 votes per share, and Class B Common Stock is entitled to one vote per share. At the close of business on April 3, 1998, 1,100,000 shares of Class A Common Stock were outstanding and entitled to vote, and 44,862,808 shares of Class B Common Stock were outstanding and entitled to vote. The shares of Common Stock are the Company's only outstanding voting securities. The Class A Common Stock and Class B Common Stock vote together for all matters submitted to a vote of the stockholders.

        If all holders of the Company's Common Stock vote at the Annual Meeting, either in person or by proxy, the aggregate voting power will be 99,862,808 vote, which is the sum of (i) 44,862,808 votes for holders of Class B Common Stock as of April 3, 1998, and (ii) 55,000,000 votes for holders of Class A Common Stock as of April 3, 1998 (1,100,000 shares multiplied by 50 votes per share). A majority of the aggregate voting power, either in person or by proxy, is required for there to be a quorum at the Annual Meeting. A quorum is needed in order for any business to be transacted at the Annual Meeting. Any proxy that is properly completed will be counted for the purposes of determining if a quorum is present, even if an individual abstains from voting or a broker fails to vote (a "broker non-vote").

        Proposal 1 (relating to the election of directors) will require a plurality of the votes cast at the Annual Meeting. Therefore, any abstentions or broker non-votes will not affect the outcome of the election of directors.

        All other matters to come before the meeting will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy. Therefore, abstentions will have the same effect as a vote against the proposals on such matters. Broker non-votes will not count in determining whether a matter has been approved.

        A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the election of directors but against the stockholder proposal. Any additional business to properly come before the meeting will be voted in accordance with the best judgment of the person voting the proxy.

        All votes at the Annual Meeting will be counted by two inspectors of elections appointed by the Board of Directors: Michael R. Carreon, Vice President and Controller of America West Airlines, Inc. ("AWA"), and Kathleen M. Doyle, Vice President and General Counsel of AWA. The inspectors of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

REVOCABILITY OF PROXIES

        Stockholders can revoke their proxies at any time before they are voted by notifying Patricia A. Penwell, Corporate Secretary of the Company, in writing, at the following address: America West Holdings Corporation, 51 W. Third Street, Tempe, Arizona 85281. Stockholders can also revoke their proxies by submitting a subsequent proxy to the Corporate Secretary or by attending the Annual Meeting in person and notifying either inspector of elections.

STOCKHOLDER PROPOSALS

        Under applicable proxy rules, proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 28, 1998 in order to be included in the proxy statement and proxy relating to that annual meeting.

ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS

        The annual report to stockholders, including financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH A COPY WITHOUT CHARGE OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO PATRICIA PENWELL, CORPORATE SECRETARY, AMERICA WEST HOLDINGS CORPORATION, 51 W. THIRD STREET, TEMPE, ARIZONA 85281. Upon request and payment of the Company's reasonable expense of furnishing the exhibit requested, the Company will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Class A and Class B Common Stock as of February 28, 1998 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                        CLASS A SHARES           CLASS B SHARES        CLASS A AND B
                                                      BENEFICIALLY OWNED       BENEFICIALLY OWNED        COMBINED
                                                     ---------------------   -----------------------   VOTING POWER
BENEFICIAL OWNER(1)                                   NUMBER    PERCENTAGE    NUMBER      PERCENTAGE    PERCENTAGE
-------------------                                  ---------  ----------   ---------    ----------   -------------
TPG Partners, L.P. ("TPG")(2)......................    941,431     85.6%     1,947,997(3)    4.3%          49.1%
201 Main Street, Suite 2420
Fort Worth, Texas 76102
Continental Airlines, Inc.(4)......................    158,569     14.4%       317,140       0.7%           8.3%
2929 Allen Parkway
Houston, Texas 77019
Wellington Management Company......................     --        --         4,254,500(6)    9.5%           4.3%
75 State Street
Boston, Massachusetts 02109
FMR Corporation ("FMR")............................     --        --         3,029,800(7)    6.8%           3.0%
82 Devonshire Street
Boston, MA 02109
Vanguard/Windsor Funds, Inc. ......................     --        --         2,692,300(8)    6.0%           2.7%
Post Office Box 2600
Valley Forge, PA 09482-2600
The Capital Group Companies, Inc. .................     --        --         2,326,500(9)    5.2%           2.3%
333 South Hope Street
Los Angeles, CA 90071
William A. Franke..................................     --        --           886,434(10)    2.0%            *
Richard R. Goodmanson..............................     --        --           143,333(11)      *             *
W. Douglas Parker..................................     --        --            99,333(12)      *             *
John R. Garel......................................     --        --           127,666(13)      *             *
Stephen L. Johnson.................................     --        --            99,333(14)      *             *
Julia Chang Bloch..................................     --        --            12,819(15)      *             *
Stephen F. Bollenbach..............................     --        --            12,819(15)      *             *
Frederick W. Bradley, Jr. .........................     --        --            12,819(15)      *             *
James G. Coulter (17)..............................  1,100,000      100%     2,277,137(15)    5.1%         57.4%
John F. Fraser.....................................     --        --            12,819(15)      *             *
John L. Goolsby....................................     --        --            17,819(15)      *             *
Richard C. Kraemer.................................     --        --            22,819(15)      *             *
John R. Power, Jr. ................................     --        --            12,819(15)      *             *
Frank B. Ryan......................................     --        --            12,819(15)      *             *
Richard P. Schifter (18)...........................    941,341     85.6%     1,959,997(15)    4.4%         49.1%
John F. Tierney....................................     --        --            12,819(15)      *             *
Raymond S. Troubh..................................     --        --            15,319(15)      *             *
Walter T. Klenz....................................     --        --            --(16)         *              *
Denise M. O'Leary..................................     --        --            --(16)         *              *
All executive officers and directors as a group
  (19 persons)(19).................................  1,100,000      100%     3,790,926       8.5%          58.9%

  *       Less than 1%

 (1) Information with respect to each beneficial owner of 5% or more of a class of the Company's Common Stock is based solely on Schedules 13D or 13G filed by such beneficial owners with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,100,000 shares of Class A Common Stock outstanding as of February 28, 1998 and 44,836,930 shares of Class B Common Stock outstanding as of February 28, 1998, adjusted as required by rules promulgated by the SEC. Pursuant to a Stockholders' Agreement dated December 19, 1996, among TPG, TPG Parallel (as defined below), Air Partners II (as defined below), Continental Airlines, Inc. ("Continental"), certain stockholder representatives and the Company, shares held by any of such entities could be considered beneficially owned by the other entities. The information below reflects securities directly held by such entities. The Stockholders' Agreement terminates and is no longer in effect beginning on the day before the 1998 Annual Meeting.

 (2) TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors are: David Bonderman (director and president), James G. Coulter (director and vice president), William Price (director and vice president), James O'Brien (vice president, treasurer and secretary), Richard P. Schifter (vice president) and Richard A. Ekleberry (vice president). Mr. Coulter and Mr. Schifter are directors of the Company. Includes 78,644 shares of Class A Common Stock and 162,592 shares of Class B Common Stock owned by TPG Parallel I, L.P., a Delaware limited partnership ("TPG Parallel"), and 82,314 shares of Class A Common Stock and 170,181 shares of Class B Common Stock owned by Air Partners II, L.P., a Texas limited partnership ("Air Partners II"). The general partner of each of TPG Parallel and Air Partners II is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors, TPG Parallel or Air Partners II.

 (3) Includes 819 shares of Class B Common Stock that were initially granted to each of Mr. Schifter and Mr. Coulter on December 31, 1997 as non-employee directors, but that were subsequently transferred to TPG GenPar. Excludes 12,000 shares of Class B Common Stock underlying stock options held by Mr. Schifter and 12,000 shares of Class B Common Stock underlying stock options held by Mr. Coulter.

 (4) Messrs. Bonderman and Price are directors of Continental. Messrs. Bonderman and Coulter, through their control positions in Air Partners, L.P., a special purpose partnership and a significant shareholder in Continental, may be deemed to own beneficially a significant percentage of Continental's common stock.

 (5) Excludes 12,000 shares of Class B Common Stock underlying stock options held by Mr. Coulter. Also excludes 819 shares of Class B Common Stock that were initially granted to Mr. Coulter on December 31, 1997 as a non-employee director, but that were subsequently transferred to TPG GenPar.

 (6) Includes shares owned by numerous investment advisory clients of Wellington Trust Company, NA, a wholly owned subsidiary of Wellington Management Company, LLP ("Wellington"). Wellington, in its capacity as investment advisor, may be deemed to beneficially own such shares.

 (7) The Class B Common Stock is owned directly by various funds and accounts advised by Fidelity Management & Research Company ("FMRC"), Fidelity International Limited ("FIL"), or Fidelity Management Trust Company ("FMTC"). Includes 2,287,800 shares of Class B Common Stock beneficially owned by FMRC, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as a result of its serving as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to certain other funds which are generally offered to limited groups of investors. Includes 619,900 shares of Class B Common Stock beneficially owned by FMTC, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the "Exchange Act"), as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans and serving as investment advisor to certain other funds which are generally offered to limited groups of investors. Includes 122,100 shares of
        Class B Common Stock beneficially owned by FIL, an entity that has certain common shareholders to FMR and FMRC, as a result of its serving as investment adviser to various non-U.S. investment companies. FMR Corp. has sole voting power with respect to 601,900 shares and sole dispositive power with respect to 2,907,700 shares. FIL has sole voting and dispositive power with respect to all the shares it beneficially owns.

 (8)     Vanguard/Windsor Funds, Inc. is an investment company registered under
         Section 8 of the Investment Company Act.

 (9) The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that holds investment power in the above securities. The Capital Group Companies, Inc. does not have any investment power or voting power over any of the securities listed in the table above, but is deemed to "beneficially own" such securities under Rule 13d-3 of the Exchange Act. The Capital Group Companies, Inc. disclaims beneficial ownership pursuant to Rule 13d-4 of the Exchange Act.

(10) Excludes 463,900 shares underlying stock options that are not exercisable within 60 days of the date hereof, including 350,000 unvested options that were granted to Mr. Franke on February 17, 1998. Also excludes 113,000 shares of restricted stock granted to Mr. Franke on April 16, 1998 pursuant to his employment agreement. These restricted shares are subject to forfeiture if Mr. Franke leaves the employ of the Company. See "Employment Agreements."

(11) Excludes 290,001 shares underlying stock options that are not exercisable within 60 days of the date hereof. Also excludes 110,000 shares underlying stock options that were granted on March 2, 1998, none of which are exercisable as of April 30, 1998.

(12) Excludes 100,667 shares underlying stock options that are not exercisable within 60 days of the date hereof. Also excludes 35,000 shares underlying stock options that were granted on March 2, 1998, none of which are exercisable as of April 30, 1998.

(13) Excludes 72,334 shares underlying stock options that are not exercisable within 60 days of the date hereof. Also excludes 20,000 shares underlying stock options that were granted on March 2, 1998, none of which are exercisable as of April 30, 1998.

(14) Excludes 85,667 shares underlying stock options that are not exercisable within 60 days of the date hereof. Also excludes 25,000 shares underlying stock options that were granted on March 2, 1998, none of which are exercisable as of April 30, 1998.

(15) Includes 12,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Except for Messrs. Schifter and Coulter, includes 819 shares of unrestricted stock allocated to each of the non-employee directors on December 31, 1997. The 819 shares that each of Mr. Schifter and Mr. Coulter received as non-employee directors have been transferred to TPG GenPar.

(16) Excludes 3,000 shares underlying stock options that were granted to each of Walter T. Klenz and Denise M. O'Leary upon their election to the Board of Directors in March 1998, none of which are exercisable as of April 30, 1998.

(17) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by TPG, TPG Parallel, Air Partners II and Continental. In connection with Mr. Coulter's positions described in footnotes (2) and (4) above, Mr. Coulter may be deemed to own beneficially such shares. Mr. Coulter disclaims beneficial ownership of such shares.

(18) Includes shares of Class A Common Stock and Class B Common Stock beneficially owned by TPG, TPG Parallel and Air Partners II. In connection with Mr. Schifter's position described in footnote (2) above, Mr. Schifter may be deemed to own beneficially such shares. Mr. Schifter disclaims beneficial ownership of such shares.

(19)     See Notes (1) through (18) above, as applicable.

                THE BOARD OF DIRECTORS: MEETINGS AND COMMITTEES

        The Board of Directors establishes the broad policies of the Company and is responsible for the overall performance of the Company.

        The members of the Board of Directors during 1997 were Messrs. Stephen
F. Bollenbach, Frederick W. Bradley, James G. Coulter, William A. Franke, John
F. Fraser, Richard R. Goodmanson, John L. Goolsby, Richard C. Kraemer, John R. Power, Jr., Larry L. Risley, Frank B. Ryan, Richard P. Schifter, John F. Tierney, Raymond S. Troubh and Ms. Julia Chang Bloch. Messrs. Bradley, Coulter, Franke, Goodmanson, Goolsby, Kraemer, Schifter and Tierney, together with recently appointed Board members Mr. Walter T. Klenz and Ms. Denise M. O'Leary, have been nominated by the Board for election as directors at the 1998 Annual Meeting. Mr. Risley resigned from the Board in February 1998. In anticipation of reaching the Board's mandatory retirement age, Mr. Troubh resigned from the Board in March 1998. Messrs. Bollenbach, Fraser, Power and Ryan and Ms. Bloch will not stand for reelection at the 1998 Annual Meeting.

        During 1997, the Board held 11 meetings. Each director standing for election attended at least 75% of the meetings of the Board and the committees on which such director serves except Messrs. Coulter and Schifter, who attended 71% and 65% respectively, of the aggregate number of Board and committee meetings on which such director served.

        The Company has four standing committees: a Compensation/Human Resources Committee (the "Compensation Committee"), an Audit Committee, an Executive Committee and a Special Committee. The Company does not have a standing nominating committee. Listed below is a summary of each of the Company's four committees, and the membership of those committees during 1997. Upon the election of directors at the Annual Meeting, the Board will nominate members to fill positions on the Company's committees until the 1999 annual meeting.

        COMPENSATION COMMITTEE. In 1997, the Compensation Committee was comprised of five non-employee directors, including Messrs. Kraemer (Chair), Bollenbach, Bradley and Schifter and Ms. Bloch. The Compensation Committee reviews all aspects of compensation and promotion of officers of the Company. The committee also reviews matters relating to employee compensation generally, including the America West 1994 Incentive Equity Plan. In 1997, the Compensation Committee met six times.

        AUDIT COMMITTEE. In 1997, the Audit Committee was comprised of five non-employee directors, including Messrs. Goolsby (Chair), Risley, Ryan, Tierney and Troubh. The Audit Committee recommends the Company's independent auditors, reviews the Company's financial statements and considers other matters relating to the financial affairs of the Company. In 1997, the Audit Committee met six times.

        EXECUTIVE COMMITTEE. In 1997, three of the four members of the Executive Committee were non-employee directors. The members of the Executive Committee in 1997 included Messrs. Franke (Chair), Bradley, Coulter and Power. The Executive Committee has all of the powers of the Board of Directors in the management of the business of the Company between meetings of the full Board, subject to certain limitations. The Executive Committee met three times in 1997.

        SPECIAL COMMITTEE. In 1997, the Special Committee was comprised of four non-employee directors, including Messrs. Bradley (Chair), Bollenbach, Goolsby and Kraemer. The Special Committee considers, when asked by senior management or the Board, potential acquisition or investment transactions outside the ordinary course of the Company's business. The Special Committee is not authorized to initiate or approve any transaction on behalf of the Company. The Special Committee met 12 times in 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        At its December 1996 meeting, the Board of Directors voted to change the manner in which non-employee directors are compensated. These changes, discussed below, are intended to align more closely the financial interests of the non-employee directors with those of the Company's stockholders by increasing the amount of annual compensation paid in stock and by setting a target for stock ownership by all non-employee directors. Effective January 1, 1997, the Company established a stock ownership goal, attainable over a five-year period, of $115,000 for each non-employee director. For purposes of such goal, shares of Class B Common Stock owned by the non-employee directors are valued at the current market value and vested options are valued at 50% of the exercise price.

        Each non-employee director is entitled to the following annual compensation:

        - a cash retainer of $10,000 plus $1,000 for each Board or committee meeting attended.

        - a grant of options (made on the day after the annual meeting of stockholders) to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. These options are granted pursuant to the America West 1994 Incentive Equity Plan (the "Incentive Plan"). Such options vest in full six months after the date of grant. Ordinarily, such options expire ten years from the date of grant, but expire earlier if the individual ceases to be a director of the Company.

        - an automatic distribution (pursuant to the Incentive Plan) on December 31 of each year of a certain number of unrestricted shares of Class B Common Stock. The number of shares of unrestricted stock each non-employee director receives is determined by dividing $13,000 by the closing market price per share on December 31 of the preceding year (the "Stock Grant"). On December 31, 1997, each non-employee director was granted 819 shares of Class B Common Stock.

        Also, the Company's non-employee directors, their spouses and their dependent children are provided transportation on AWA and reimbursement for federal and state income taxes incurred thereon. In 1997, seven non-employee directors or their spouses or dependent children utilized these transportation benefits, resulting in an aggregate value to such non-employee directors of approximately $11,550.

        Any new non-employee director will automatically receive on the date of initial election or appointment an option to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. The option grants are made pursuant to the Incentive Plan and the terms are the same as the terms of the annual option grants to non-employee directors, as described above.

        Additionally, at a meeting of the Board of Directors on March 3, 1998, the Board adopted a mandatory retirement age of 72 for all non-employee directors and also adopted certain policies regarding non-employee directors who retire or voluntarily resign from the Board (a "Departing Director"). First, any Departing Director who leaves the Board between January 1, 1998 and the Annual Meeting will be granted benefits equivalent to the Stock Grant noted above, prorated for that Departing Director's period of service in 1998. Second, any Departing Director and his or her spouse are entitled to positive space travel on AWA for five years after such director's departure if the Departing Director was in good standing and served as a member of the Board of Directors for more than two but less than seven years. If the Departing Director served as a member of the Board of Directors for more than seven years, the Departing Director and his or her spouse are entitled to positive space travel on AWA for life.

COMPENSATION OF EXECUTIVE OFFICERS

        The Company has two subsidiaries which together employ all the Company's employees and conduct substantially all the Company's operations: America West Airlines, Inc. ("AWA") and The Leisure Company ("Leisure Co."). The following table shows for the 1995, 1996 and 1997, the compensation awarded to the (i) the Company's Chief Executive Officer, and (ii) and the other four most highly compensated executive officers among the Company, AWA and Leisure Co. for the year ended December 31, 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                                              -----------------------
                                                                                           SECURITIES
                                               ANNUAL COMPENSATION            RESTRICTED   UNDERLYING
                                       ------------------------------------     STOCK       OPTIONS/
                                        SALARY     BONUS     OTHER ANNUAL       AWARDS      SARS(#)      ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     ($)        ($)     COMPENSATION(2)      ($)          (3)       COMPENSATION
 ---------------------------    ----   --------   -------   ---------------   ----------   ----------   ------------
William A. Franke(1)..........  1997   $375,000     --          $87,350          --           --           $16,542(5)
Chairman and Chief              1996   $500,000     --          $84,504      $1,849,500(4)   71,000         $8,465
Executive Officer of            1995   $300,000     --          --             $235,089(4)  300,000         $9,255
Holdings; Chairman of AWA and
Leisure Co.
Richard R. Goodmanson(1)......  1997   $500,000   $75,000       --               --           --          $233,951(7)
President of Holdings           1996   $216,667     --          --             $931,250(6)  350,000       $175,807
and AWA
W. Douglas Parker(1)..........  1997   $233,333   $40,000       --               --           --              $600(8)
Senior Vice President           1996   $211,667     --          --               --          85,000        $95,940
and Chief Financial             1995   $108,625   $73,964       --               --         115,000        $59,166
Officer of Holdings and AWA
John R. Garel(1)..............  1997   $226,317   $35,000       --               --           --           $11,424(9)
President and CEO               1996   $216,667     --          --               --          85,000         $1,050
of Leisure Co.                  1995   $141,670   $97,639       --               --         115,000       $139,923
Stephen L. Johnson(1).........  1997   $208,750   $37,500       --               --           --            $5,350(10)
Senior Vice President-          1996   $175,075     --          --               --          85,000           $525
Corporate Affairs of            1995   $131,333   $73,515       --               --         100,000        $35,400
Holdings and AWA

(1) Prior to February 4, 1997, Mr. Franke served as Chief Executive Officer and President of AWA and as President of Holdings. Mr. Goodmanson joined the Company in June 1996. On February 4, 1997, Mr. Goodmanson was elected Chief Executive Officer and President of AWA and President of Holdings. Mr. Parker joined the Company in June 1995. Mr. Garel joined the Company in April 1995 as Senior Vice President -- Marketing and Sales and served in that capacity until July 1996, at which time he was elected as President and CEO of Leisure Co. Mr. Johnson joined the Company in February 1995 as Vice President -- Legal Affairs. In December 1995, he was appointed Senior Vice President -- Legal Affairs of the Company and was appointed to his present positions on December 16, 1997.

(2) For 1997, of the listed officers, only Mr. Franke received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of his annual salary. In 1997, Mr. Franke's other compensation included a premium paid by the Company for a bonus value life insurance policy and amounts paid for taxes in connection therewith of $71,600, professional fees paid by the Company of $6,150, and an automobile allowance of $9,600. In 1996, Mr. Franke's other annual compensation included a premium paid by the Company for whole life insurance of $72,054.

(3) There were no option grants to any Named Executive Officer in 1997. However, the Board of Directors has granted options in 1998 to the Named Executive Officers under the Incentive Plan. On February 17, 1998, the Compensation Committee granted 350,000 options to Mr. Franke pursuant to his new employment agreement. Additionally, on March 2, 1998, the Board granted 110,000 options to Mr. Goodmanson, 35,000 options to Mr. Parker, 20,000 options to Mr. Garel and 25,000 options to Mr. Johnson.

(4) Reflects restricted grants made pursuant to the Incentive Plan of 108,000 shares in January 1996, and 30,334 shares in January 1995. The aggregate market value of Mr. Franke's restricted stock holdings at December 31, 1997 was $2,576,471. Under Mr. Franke's employment agreement, dated as of March 3, 1998, he received a restricted stock grant on April 13, 1998 of 113,000 shares. These restricted shares are subject to forfeiture if Mr. Franke leaves the employ of the Company. See "Employment Agreements."

(5) Reflects premium paid by Company for term life insurance for Mr. Franke of $11,792 and matching contributions made by the Company under its 401(k) plan of $4,750.

(6) Reflects restricted grant made pursuant to the Incentive Plan of 50,000 shares in June 1996. The aggregate market value of Mr. Goodmanson's restricted stock holdings at December 31, 1997 was $931,250.

(7) Reflects reimbursement of moving expenses of $181,555 and a premium paid by the Company for term life insurance of $600. Also reflects benefits under a split dollar life insurance policy for Mr. Goodmanson. In 1997, the premium paid for the term portion under that policy was $1,100 and the value of benefits accrued during 1997 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $28,761. Additionally, the figure includes a payment of $17,185 to provide 401(k) plan equivalent benefits for the period prior to Mr. Goodmanson's eligibility and matching contributions made by the Company under its 401(k) plan of $4,750.

(8) Reflects premium paid by the Company for term life insurance for Mr. Parker of $600.

(9) Reflects matching contributions made by the Company under its 401(k) plan of $881 and a premium paid by the Company for term life insurance of $600. Also reflects benefits under a split dollar life insurance policy for Mr. Garel. In 1997, the premium paid for the term portion under that policy was approximately $497 and the value of benefits accrued during 1997 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $9,446.

(10) Reflects premium paid by the Company for term life insurance for Mr. Johnson of $600 and matching contributions made by the Company under its 401(k) plan of $4,750.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all of its officers, directors and greater than ten percent beneficial owners complied with all such Section 16(a) filing requirements.

                       STOCK OPTION GRANTS AND EXERCISES

        The Company grants options to its executive officers under its Incentive Plan. As of February 28, 1998, options to purchase a total of 4,057,334 shares of the Company's Class Common Stock were held by all participants under the Incentive Plan and options to purchase 2,766,831 remained available for grant.

OPTION GRANTS IN 1997

        There were no options granted to the Named Executive Officers in 1997. However, the Board of Directors has granted options in 1998 to the Named Executive Officers under the Incentive Plan. On February 17, 1998, the Board granted 350,000 options to Mr. Franke. Additionally, on March 2, 1998, the Board granted 110,000 options to Mr. Goodmanson, 35,000 options to Mr. Parker, 20,000 options to Mr. Garel and 25,000 options to Mr. Johnson.

OPTION EXERCISES IN 1997 AND YEAR END OPTION VALUES

        The following table shows certain information regarding the number of unexercised options held by the Named Executive Officers and outstanding at December 31, 1997. No options were exercised by the Named Executive Officers during the year ended December 31, 1997.

                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                       OPTIONS AT YEAR END 1997             AT YEAR END(1)
                                     ----------------------------    ----------------------------
                                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                     -----------    -------------    -----------    -------------
William A. Franke..................    612,100         113,900        4,627,663        529,588
Richard R. Goodmanson..............     93,333         256,667           66,250        596,250
W. Douglas Parker..................     91,000         109,000          664,753        670,247
John R. Garel......................     91,000         109,000          714,337        695,038
Stephen L. Johnson.................     81,000         104,000          317,667        496,708

(1) Based on the value obtained by subtracting the option exercise prices from the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 31, 1997 ($18.625 per share).

                               PERFORMANCE GRAPH

        The following performance graph compares the Company's cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the S&P Airlines Index since August 26, 1994, the date on which the Company's Class B Common Stock was issued in connection with the Company's emergence from bankruptcy and the commencement of trading on the New York Stock Exchange.

        This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        Measurement Period
      (Fiscal Year Covered)             Am. West         S&P Airlines**         S&P 500**
8/26/94                                  100.00              100.00              100.00
12/31/94                                  52.90               83.50               96.90
12/29/95                                 112.40              121.90              130.00
12/31/96                                 105.00              133.50              156.30
12/31/97                                 123.10              224.40              204.80
4/2/98                                   185.98              248.05              236.39

         * Assumes $100 invested on August 26, 1994 in each of the Class B Common Stock of the Company, the S&P Airlines Index and the S&P 500 Index (dividends reinvested).

        ** Prepared by Standard & Poor's Composite, a division of McGraw Hill.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

        The Company's compensation program for all executive officers, including the Named Executive Officers, is administered by the Compensation/Human Resources Committee. The committee currently consists of five members, none of whom is a current or former employee or officer of the Company. One of the committee members is affiliated with TPG, which is a principal stockholder of the Company.

        Set forth below is a report of the current Compensation Committee about the Company's executive compensation program.

GENERAL

        The Company's executive compensation program consists of (i) an annual compensation plan, including base salaries and annual incentive bonuses and (ii) the America West 1994 Incentive Equity Plan (the "Incentive Plan"). The Incentive Plan is a long-term compensation plan under which executives and other key salaried employees may be awarded stock-based compensation, including stock options, stock appreciation rights, restricted stock, unrestricted stock, phantom shares, performance units and cash tax rights.

        The Compensation Committee meets regularly throughout the year to review general compensation issues and also determines the compensation of all officers and other key salaried employees. The committee also periodically conducts a comprehensive review of the Company's compensation program. Annually, in consultation with an independent consultant, the committee evaluates executive compensation to ensure consistency and program effectiveness. An independent consultant is retained from time to time to analyze the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

        The principal objectives of the Company's executive compensation program are to (i) motivate executives to achieve the Company's strategic, operating and financial goals, (ii) align interests of employees and stockholders through stock-based compensation and annual performance bonuses, (iii) attract and retain high quality employees, and (iv) provide a compensation package that recognizes both individual and corporate contributions. The program is designed to be competitive with other major U.S. airlines while placing more emphasis on incentive and performance-related compensation than on fixed base salaries.

BASE SALARY

        The Compensation Committee reviews base salaries annually. Annual adjustments are based on several factors, including general levels of market salary increases, the employee's level of responsibility and job classification and the Company's financial results. Base salaries are also dependent on the Compensation Committee's subjective evaluation of the performance of the individual employee over time. Therefore, employees with higher levels of performance sustained over time generally will be paid correspondingly higher base salaries.

        The Company's strategy with respect to base salaries for its key salaried employees is (i) to avoid dramatic changes other than to make adjustments to reflect market movements, promotions, significant changes in responsibility and individual performance and (ii) to reduce the emphasis on fixed compensation by positioning base salaries below industry levels. For such purposes, the Committee gathers data from nationally recognized compensation surveys and proxy statements of certain comparable companies, including airlines in the S&P Airlines Index prepared by Standard & Poor's Composite, a division of McGraw Hill.

ANNUAL INCENTIVE COMPENSATION

        Executives and other key salaried employees can earn additional cash compensation under the Company's incentive compensation plan, or annual incentive bonus plan. The amount of any annual bonus is determined by the Compensation Committee at the end of each year (or early the following year). Bonuses are based principally on the Company's financial performance for the year, on individual level of responsibility and performance and job classification level. The committee also considers the extent to which base salaries are below industry levels. The Compensation Committee administers the incentive compensation plan, recommends to the Board of Directors the aggregate amount of annual incentive compensation and approves individual awards. In evaluating an individual's performance, the Compensation Committee may rely on the recommendation of the Chairman and the President. The Board of Directors approves the aggregate amount of the incentive compensation awards to all participants.

        The objectives of the Company's annual incentive compensation plan are as follows: (i) to motivate and reward the accomplishment of corporate and individual annual objectives and (ii) to reinforce a strong performance orientation by differentiating individual awards based on contributions to business results. Ordinarily, the Company's financial performance must be at or above certain threshold levels (determined annually by the Compensation Committee and the Board of Directors) before any bonus is awarded under the Company's annual incentive compensation plan. However, bonuses were paid to senior management for the Company's 1997 performance even though the threshold levels set by the Board of Directors were not met.

        Mr. Franke does not participate in the Company's annual incentive compensation plan. Instead, as described elsewhere in this report and as provided in his employment agreement, Mr. Franke's compensation package places greater emphasis on long-term equity incentives such as restricted stock grants and stock options.

STOCK-BASED COMPENSATION

        In 1997, stock-based awards in the form of non-qualified stock options were granted under the Company's Incentive Plan to key salaried employees who joined the Company or were promoted in 1997. An aggregate of 440,000 shares of Class B Common Stock were granted under these awards. The Company granted 1,041,000 non-qualified stock options pursuant to the Incentive Plan to key salaried employees in October 1996.

        The primary purpose of stock-based awards is to provide key employees with incentives for future performance and thereby to link the interests of recipients and stockholders. In addition, in order to further align the interests of management with the stockholders, the Company in 1996 adopted stock ownership guidelines providing for ownership of Common Stock of executive officers at multiples of annual salary. The guidelines are set forth in the following table:

               STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

                                                 Multiple of
              Title of Executive                Annual Salary
              ------------------                -------------
Chairman of the Board                               5 times
President                                           3 times
Senior Vice President                             1.5 times
Vice President                                   0.75 times

        For purposes of the guidelines, shares of unrestricted stock and shares of restricted stock (regardless of vesting status) are valued at the current market price. Vested stock options are valued at 50% of the exercise price. Each executive has three years from the joining the Company or the adoption of the guidelines, whichever is later, to achieve the applicable ownership guideline. The guidelines are subject to periodic review by the Compensation Committee and the Board of Directors.

        Stock options are an integral part of the Company's executive compensation program. The Compensation Committee believes that stock options are an important and appropriate incentive to employees to meet the Company's long-term goals. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through option value. The Compensation Committee determines the number of options to be granted to an individual based upon a variety of factors, including (i) the individual's level of responsibility and job classification level and the extent to which the base salary amount fixed for such job classification level is below industry levels, (ii) an evaluation of the individual's performance, (iii) the longevity in office of the individual, (iv) a subjective evaluation of the individual's retention value to the Company, and (v) the results of the various compensation surveys described above. No mathematical weighting formulae will be applied with respect to any of these factors, although the individual's job classification level will normally be a primary factor.

        The Compensation Committee normally awards stock options to continuing eligible employees annually during the first quarter of the year at the same time it reviews and adjusts base salaries.

        The Incentive Plan permits the Compensation Committee, in awarding a stock option to an employee, to specify (i) the number of shares covered by such option, (ii) within certain parameters, the manner in which the exercise price shall be payable to the Company, (iii) the required period of continuous service with the Company and the corporate performance objectives (if any) to be achieved before the option can be exercised, (iv) whether such option will be an incentive stock option or a non-qualified stock option or a combination thereof, and (v) the period (not to exceed 10 years from the grant date) during which the option may be exercised. With respect to all options granted under the Incentive Plan, the precise number of shares is determined pursuant to the parameters described above. All stock options granted under the Incentive Plan are exercisable at or above fair market value on the date of grant and will generally vest over a number of years, dependent on continued employment. The Compensation Committee has generally imposed a three-year vesting schedule for all grants. The vesting schedules are designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. Each option previously granted to an employee will become fully exercisable in the event of the optionee's termination of employment by reason of death, disability or retirement or in the event of a "change in control," but may not be exercised after the tenth anniversary of the date of grant or the earlier termination of the option. Pursuant to the Incentive Plan, the options granted to non-employee directors may be exercised six months after the date of the grant.

        Mr. Franke has received options to purchase 1,076,000 shares of Class B Common Stock in accordance with his employment agreements and pursuant to the Incentive Plan. This includes a grant of 350,000 options granted on February 17, 1998. In approving these options, the Compensation Committee considered a variety of factors, including (i) Mr. Franke's job classification level and base compensation, (ii) a subjective evaluation of Mr. Franke's performance, including the substantial turnaround of the Company's financial and operating results since the commencement of Mr. Franke's employment with the Company in September 1992 and the Company's recent financial performance in 1997, (iii) Mr. Franke's level of responsibility with the Company, (iv) a review of compensation for similarly situated individuals both in the airline and travel industries and in companies of similar size (based on revenues), (v) a subjective evaluation of Mr. Franke's ability to lead the Company in formulating and implementing its long-term business plan, (vi) a subjective evaluation of Mr. Franke's standing within the Company, in the communities served by the Company and with the Company's investors and suppliers, and (vii) a subjective evaluation of Mr. Franke's ability to enhance the Company's stock value and his overall retention value to the Company. In addition, the Compensation Committee also took into account the fact that, under the terms of his employment agreement, Mr. Franke does not receive any annual bonuses or other annual incentive compensation. Effective March 3, 1998, the Company entered into a new employment agreement with Mr. Franke, thereby replacing his employment agreement entered into February 15, 1997. See "Employment Agreements."

        Upon joining the Company in 1996, Mr. Goodmanson was awarded options to purchase 250,000 shares of Class B Common Stock. In October 1996, he received options to purchase 100,000 shares of Class B Common Stock, and in March 1998 he received options to purchase 110,000 shares of Class B Common Stock. In approving these options, the Compensation Committee considered a variety of factors, including (i) Mr. Goodmanson's job classification level and base compensation, (ii) Mr. Goodmanson's level of responsibility within the Company,
(iii) a review of compensation for similarly situated individuals both in the airline industry and in companies of similar size (based on revenues), (iv) a subjective evaluation of Mr. Goodmanson's ability to lead the Company in formulating and implementing its long-term business plan, (v) a subjective evaluation of Mr. Goodmanson's ability to enhance the Company's stock value and his overall retention value to the Company, and (vi) a subjective evaluation of Mr. Goodmanson's performance. Effective February 15, 1997, the Company entered into an employment agreement with Mr. Goodmanson. See "Employment Agreements."

        Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Compensation Committee, the right to receive dividends. No restricted stock awards have been made by the Compensation Committee except to Mr. Franke in accordance with the terms of his employment agreement and except to Mr. Goodmanson upon his joining the Company.

OTHER BENEFITS

        The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan and certain flight benefits. Also, officers of the Company are provided director/officer liability insurance coverage. The incremental cost to the Company of the benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

        Pursuant to the Company's current severance payment policy for executives, its executive officers and senior directors are entitled to receive an amount equal to 200% of the executive officer's base salary and target incentive bonus (or, in the case of senior directors, 100% of the senior director's base salary and target incentive bonus) if, within two years of a "change of control" (as defined in the Incentive Plan), the executive officer or senior director (i) is asked to resign, (ii) is terminated without cause or
(iii) resigns as the result of constructive termination. These "change of control" provisions also apply to Messrs. Franke and Goodmanson. See "Employment Agreements."

        The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                    Respectfully submitted,

                                    COMPENSATION/HUMAN RESOURCES
                                    COMMITTEE

                                    Richard C. Kraemer, Chairman, Julia Chang
                                    Bloch, Stephen F. Bollenbach, Frederick W.
                                    Bradley, Jr., Richard P. Schifter

EMPLOYMENT AGREEMENTS

        The Company entered into an employment agreement with William A. Franke, dated as of March 3, 1998, which replaced the prior employment agreement dated February 15, 1997. The agreement provides that Mr. Franke will serve as the Chairman of the Board and Chief Executive Officer of Holdings, as Chairman of the Board of AWA, and as Chairman of the Board of Leisure Co. until December 31, 2000. The termination date will be automatically extended one additional year, commencing on January 1, 2000 and on each January 1 thereafter, unless either party gives notice by the September 30 prior to such January 1 that the agreement will not be so extended. Under the employment agreement, Mr. Franke will receive an annual cash base salary in the amount of $200,000, effective from and after January 1, 1998, which amount may be increased by the Board at any time. The agreement provides Mr. Franke with (i) a $2 million term life insurance policy for beneficiaries designated by Mr. Franke, (ii) other benefits that are ordinarily offered to senior executives, (iii) registration rights for all equity securities acquired by Mr. Franke as compensation, including equity securities he obtains upon exercise of options, if the Company registers a sale of its equity securities, and (iv) a severance payment of $1.5 million payable to Mr. Franke if the agreement is terminated for certain reasons. The agreement requires Mr. Franke to keep Company information confidential and binds Mr. Franke to a non-competition clause for 18 months after termination of the agreement.

        Pursuant to the Incentive Plan, Mr. Franke was granted 350,000 options on February 17, 1998, which options have an exercise price per share equal to the closing price on the day of grant. The employment agreement also provides that the Company will grant 150,000 options to Mr. Franke in January 1999, which options will have an exercise price per share equal to the closing price on the day of grant. Upon a Change in Control (as defined in the employment agreement to include an acquisition of a specified percentage of the combined voting power of the outstanding voting securities of Holdings or AWA, stockholder approval of certain mergers or consolidations involving Holdings, the purchase of any voting securities of Holdings pursuant to a tender or exchange offer, or a substantial change in the composition of Holdings' Board), all stock options Mr. Franke has been granted under any employment agreement will automatically vest and become immediately fully exercisable.

        Additionally, on April 16, 1998 the Company granted 113,000 shares of restricted stock to Mr. Franke pursuant to his employment agreement, which shares are subject to forfeiture in the event Mr. Franke leaves the employ of the Company. The forfeiture provision will lapse monthly in respect of a fraction of the shares over the term of the agreement, and will lapse in full upon the occurrence of a Change in Control. If requested, Holdings will loan funds to Mr. Franke to enable him to pay federal and state taxes attributable to the stock grant.

        In 1995, the Company loaned Mr. Franke $203,136 for the purpose of enabling him to pay income taxes attributable to certain grants of Class B Common Stock made to Mr. Franke in 1995. In January 1996, the Company loaned Mr. Franke an additional $40,000 in connection with such grants. The loans are each payable in two equal installments on September 26, 2000 and September 26, 2001. The 1995 and 1996 loans bear interest at the rate of 6.02% per annum (10% per annum after maturity). The loans are secured by a portion of the shares granted to Mr. Franke, but are otherwise nonrecourse to Mr. Franke.

        In January 1996, the Company loaned Mr. Franke an additional $644,704 for the purpose of enabling him to pay income taxes attributable to a grant of Class B Common Stock made to him in 1996. The loan is payable in two equal installments on September 26, 2000 and September 26, 2001 and bears interest (payable semi-annually) at the rate of 5.65% per annum (10% per annum after maturity). The loan is secured by a portion of the shares granted to Mr. Franke, but is otherwise nonrecourse to him. In April 1997, the Company loaned Mr. Franke $194,072 for the purpose of enabling him to pay income taxes attributable to a grant of Class B Common Stock made to him in 1996. Under these various loans to Mr. Franke, the largest aggregate amount of indebtedness outstanding was $1,602,737 on November 30, 1997, and the amount of indebtedness outstanding as of February 28, 1998 was $1,577,466.

        The Company entered into an employment agreement with Richard R. Goodmanson on February 15, 1997. The agreement provides that Mr. Goodmanson will serve as the President of Holdings and as the President and Chief Executive Officer of AWA until June 17, 1999, and will receive an annual cash base salary in the amount of $500,000. Pursuant to the agreement, in March 1998 the Board approved an increase in Mr. Goodmanson's base salary to $520,000. If requested by Mr. Goodmanson, the Company will loan Mr. Goodmanson up to $600,000 for payment of taxes in connection with a restricted stock grant previously awarded to Mr. Goodmanson under the Incentive Plan. Any loan will be on a nonrecourse basis and will be secured by a pledge of a portion of such stock. To date, no such loans have been made. Upon a Change in Control (as defined in the Incentive Plan), all stock options Mr. Goodmanson has been granted under his employment agreement will automatically vest and become immediately fully exercisable. The agreement provides Mr. Goodmanson with (i) a $400,000 term life insurance policy and a $1,000,000 split dollar life insurance policy for his beneficiaries, (ii) participation in the Company's 401(k) plan, (iii) travel and other privileges,
(iv) registration rights if the Company registers a sale of its equity securities, and (v) a severance payment ranging from 25% to 150% of Mr. Goodmanson's base salary) if the agreement is terminated for certain reasons. The agreement requires Mr. Goodmanson to keep Company information confidential and binds Mr. Goodmanson to a non-competition clause for two years after termination of the agreement.

        Messrs. Franke and Goodmanson are both covered by the Company's current severance payment policy for executives. See "Compensation Committee
Report -- Other Benefits." However, any severance payment each receives under that policy will automatically reduce the amount of any severance payment owed under an employment agreement.

STOCKHOLDERS' AGREEMENT

        The Company, together with TPG, TPG Parallel, Air Partners II, Continental (the "Holders"), and certain stockholder representatives entered into an agreement on December 19, 1996 (the "Stockholders' Agreement") providing certain rights and placing certain restrictions on the Holders. The Stockholders' Agreement terminates and is no longer in effect beginning on the day before the Annual Meeting. As of the Record Date, the Holders collectively controlled approximately 57.4% of the total voting power of the Company.

        Until such time as the Stockholders' Agreement terminates, certain provisions, discussed below, apply to the parties thereto.

        The Stockholders' Agreement requires that a majority of the voting power of the Company (excluding the voting power of the Holders or their affiliates) is required to approve certain transactions. The stockholder voting requirements specified above will not apply to a proposed action approved by at least three independent directors not selected by the Holders.

        Neither the Holders nor their affiliates may sell or otherwise transfer any Common Stock (other than to an affiliate of the transferor) if, after such transfer, the total number of shares of Class B Common Stock the transferor owns is less than twice the total number of shares of Class A Common Stock owned by the transferor. Transfers of all shares of Common Stock owned by the Holder or their affiliates are allowed, subject to the other provisions of the Stockholders' Agreement.

        Subject to certain exceptions, the Stockholders' Agreement requires that, unless 75% of the Company's directors consent, the Holders are not allowed to sell shares of Common Stock representing 51% or more of the combined voting power of shares of Common Stock then outstanding.

CERTAIN TRANSACTIONS

        AWA has entered into agreements with Continental, a principal stockholder of the Company, related to code-sharing arrangements and ground handling operations. AWA paid Continental approximately $25.2 million and received approximately $13.4 million from Continental for such services in 1997.

        John F. Tierney, a director of the Company and a member of the Audit Committee, retired as assistant chief executive and finance director of GPA Group plc, an Irish aircraft leasing concern ("GPA") in September 1997. AWA has entered into various aircraft acquisition and leasing arrangements with GPA on terms comparable to those obtained from third parties for similar transactions. AWA currently leases four aircraft from GPA and the rental payments for such leases amounted to $31.9 million for the twelve months ended December 31, 1997. As of December 31, 1997, AWA was obligated to pay approximately $279 million under the GPA leases which expire at various dates through the year 2013.

        In June 1997, America West Airlines 1997-1 Pass Through Trusts issued $93.9 million of Pass Through Trust Certificates in connection with the refinancing of four Airbus A320 aircraft. The combined effective interest rate on the financing is 7.41%. The proceeds of the transaction were used to refinance the indebtedness incurred by the owners of the aircraft leased to AWA. Under the arrangements, the financial benefits of the transactions are shared among AWA, the equity investors in leverage leases covering the aircraft and U.S. subsidiaries of GPA ("GPA Subs"), the original lessees under the restructured leases. Benefits to AWA include a reduction in rental expense approximating $250,000 per year through 2013.

        Also as a result of the refinancing, GPA, the GPA Subs and AWA entered into a Put Termination Agreement which terminated arrangements with GPA pursuant to which GPA could cause AWA to lease up to four additional aircraft prior to June 30, 1999. Pursuant to the Put Termination Agreement, AWA is obligated to make certain payments to the GPA Subs. For the year 1997, the payments due to the GPA Subs under the Put Termination Agreement were $513,000. As compared to the payments AWA was obligated to make under the prior subleases, the combined payments by AWA (i) under the Put Termination Agreement to the GPA Subs and (ii) under the restated leases to the owners of the equipment, represent net savings to AWA of approximately $7.5 million over the remaining 15-year term of the leases. For the period from January 1, 1997, to December 31, 1997, payments from AWA to the GPA Subs under the subleases totaled approximately $29 million.

        In March 1997, AWA purchased Warrants to purchase 1,584,915, 159,580 and 167,028 shares of Class B Common Stock from TPG, TPG Parallel and Air Partners II, respectively, for $11,062,706, $1,113,868 and $1,165,855, respectively.

        William A. Franke, Chairman of the Board and Chief Executive Officer of the Company, serves as a Director and Chairman of the Board of Airplanes Limited and the Controlling Trustee and Chairman of Airplanes U.S. Trust. Such entities were formed to acquire indirectly certain aircraft from GPA valued in excess of $4 billion. The Company currently leases two aircraft from Airplanes U.S. Trust at a cost of approximately $240,000 per month per aircraft. The leases are in effect until March 2003.

        Stephen F. Bollenbach, a director of the Company and a former member of the Compensation/Human Resources Committee and the Special Committee, is President, Chief Executive Officer and a director of Hilton Hotels Corporation ("Hilton"). Hilton participates in the Company's frequent flyer program. Under that arrangement, passengers can receive the airline's frequent flyer miles for staying at Hilton. Additionally, the Company purchases a large commitment of hotel rooms from Hilton in Las Vegas for use in travel packages coordinated through Leisure Co. The amount paid by the Company in 1997 for such hotel rooms was $1.1 million.

        Mr. Fraser, a director of the Company, is Chairman of the Board of Air Canada. The Company has entered into a maintenance contract with Air Canada on terms comparable to those obtained from third parties for similar transactions. The Company's payments in 1997 under the maintenance contract were $5.9 million.

        In March 1995, the Board of Directors and stockholders of AWA approved the creation of the America West Community Foundation (the "Foundation") to enhance the Company's ability to fund charitable and civic activities. AWA granted 50,000 shares of its Class B Common Stock on February 28, 1996 and the Company granted an additional 50,000 shares of its Class B Common Stock on March 3, 1998. In addition, the Foundation has also received cash contributions from the Company in the amount of $250,000 in each of 1995, 1996 and 1997. Four members of the Board of Directors of the Company serve on the six-member Board of Directors of the Foundation, including the Company's chairman who is also the chairman of the Foundation. The two remaining members of the Board of Directors of the Foundation are executive officers of the Company who hold the positions of Senior Vice President -- Human Resources of AWA and Vice President -- Public Affairs of AWA. The president of the Foundation is the Vice President -- Public Affairs of AWA.

        The Company has made certain loans to Mr. Franke. If requested to do so, the Company will make certain loans to Mr. Goodmanson and additional loans to Mr. Franke. See "Employment Agreements."

        The Company has entered into indemnity agreements with Messrs. Franke and Goodmanson, as part of their employment agreements. The Company has also entered into an indemnity agreement with each of the Company's directors which provides, among other things, that the Company will indemnify such director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such director may be required to pay in actions or proceedings by reason of his or her position as a director of the Company or AWA. Additionally, Leisure Co. and Holdings have entered into an indemnity agreement with each of Leisure Co.'s directors which provides, among other things, that Leisure Co. and Holdings will indemnify such director, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements such director may be required to pay by reason of his position as a director of Leisure Co.

COMPENSATION COMMITTEE INTERLOCKS

        In 1997, the members of the Company's Compensation Committee were Messrs. Kraemer (Chair), Bollenbach, Bradley and Schifter and Ms. Bloch. Mr. Schifter is a vice president of TPG Advisors, which is the general partner of TPG GenPar, the general partner of TPG. TPG, Mr. Franke and a third party control Newbridge Latin America Fund, L.P., an investment fund ("Newbridge"). Mr. Franke and Mr. Schifter serve as Newbridge's managing partners.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

        During 1997, there were 15 members on the Board of Directors. Certain stockholders with enough votes to control the Board were required to elect those directors under a stockholders' agreement. These controlling stockholders include TPG Partners, L.P., TPG Parallel, L.P., Air Partners II, L.P. and Continental Airlines, Inc. (the "Controlling Stockholders"). By its terms, that stockholders' agreement terminates and is no longer in effect beginning on the day before the Annual Meeting and will not directly affect the election of directors at the Annual Meeting. However, as of the Record Date, the Controlling Stockholders own, in the aggregate, sufficient shares of the Company's capital stock to control the election of directors. See "Stockholders' Agreement" and "Security Ownership of Certain Beneficial Owners and Management."

        At the Annual Meeting, stockholders will vote for the election of ten Board members. Pursuant to the Company's charter, starting with the Annual Meeting, the Board will be divided into three classes of approximately equal size. At the Annual Meeting, the stockholders will vote for one class of three directors who will hold office until the annual stockholders' meeting in 1999, a second class of three directors who will hold office until the annual stockholders' meeting in the year 2000, and a third class of four directors who will hold office until the annual stockholders' meeting in 2001.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. If any nominee is unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

NOMINEES FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING

FREDERICK W. BRADLEY, AGE 71. (Compensation Committee, Executive Committee, Special Committee). Mr. Bradley has been a member of the Company's Board of Directors since September. Until his retirement, Mr. Bradley was a senior vice president of Citibank/Citicorp's Global Airline and Aerospace business. Mr. Bradley joined Citibank/Citicorp in 1958. In addition, Mr. Bradley is a member of the board of directors of First Citicorp Life Insurance Co. and the Institute of Air Transport, Paris, France. Mr. Bradley also is chairman of the boards of directors of Aircraft Lease Portfolio Securitization 92-1 Ltd. and Aircraft Lease Portfolio Securitization 94-1 Ltd., as well as President of IATA's International Airline Training Fund of the United States.

JAMES G. COULTER, AGE 38. (Executive Committee). Mr. Coulter has been a member of the Company's Board of Directors since August 26, 1994. Since 1992, Mr. Coulter has been a managing director of Texas Pacific Group, an investment firm. From 1986 to August 1992, Mr. Coulter was vice president of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a private investment firm based in Fort Worth, Texas. From April 1993 until he became a member of the Company's Board, Mr. Coulter was a member of the board of directors of Continental. Mr. Coulter is currently a director of Beringer Wine Estates, J. Crew Group, Inc., Paradyne Partners, L.P., and Virgin Entertainment Group Ltd.

JOHN F. TIERNEY, AGE 52. (Audit Committee). Mr. Tierney has served as a member of the Company's Board of Directors since December 1993. He is Managing Director of Castletown Financial Services, a private consulting firm. He was Assistant Chief Executive and Finance Director of GPA Group plc, from 1993 until 1997, having previously been Chief Financial Officer from 1981. Mr. Tierney is also Chairman of Datalex Communications Limited, a software company serving the needs of the aviation industry.

NOMINEES FOR ELECTION FOR A TWO-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

RICHARD R. GOODMANSON, AGE 50. President and Director of the Company; President, Chief Executive Officer and Director of AWA. Mr. Goodmanson joined AWA in June 1996 as Executive Vice President and Chief Operating Officer and became a member of AWA's Board of Directors effective on October 15, 1996 and a member of the Company's Board of Directors upon its formation. On February 4, 1997, Mr. Goodmanson was elected President of the Company and President and Chief Executive Officer of AWA. From 1992 until 1996, Mr. Goodmanson served as Senior Vice President of Operations at Frito-Lay, Inc.

From 1980 until 1992, Mr. Goodmanson was a principal at the consulting firm of McKinsey and Company, Inc.

JOHN L. GOOLSBY, AGE 56. (Audit Committee, Special Committee). Mr. Goolsby has been a member of the Company's Board of Directors since August 26, 1994. He is the president and chief executive officer of The Howard Hughes Corporation (formerly named the Summa Corporation), a subsidiary of The Rouse Company engaged in the development and management of office and industrial buildings and large scale land development in Nevada and Southern California. In addition, Mr. Goolsby serves as a director of Nevada Power Company.

RICHARD P. SCHIFTER, AGE 45. (Compensation Committee). Mr. Schifter has been a member of the Company's Board of Directors since August 26, 1994. He has been a managing director of Texas Pacific Group, an investment firm, since July 1994. Mr. Schifter also is a managing partner of Newbridge Latin America Fund, L.P., a private equity fund ("Newbridge"). Mr. Schifter serves on the board of directors of TPG Communications, Inc., Mtel Latin America, Inc., Controladora Milano, S.A. de C.V., Ryanair Holdings, L.L.C., Alpargatas S.A.I.C., Productora de Papel, S.A. de C.V., and Bristol Group.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

WILLIAM A. FRANKE, AGE 61. Chairman of the Board and Chief Executive Officer of the Company; Chairman of the Board of AWA -- (Executive Committee). Mr. Franke was named Chairman of the Board of Directors of AWA in September 1992. From January 1, 1994 to February 4, 1997, Mr. Franke served as AWA's Chief Executive Officer and from May 23, 1996 to February 4, 1997, he served as AWA's President. Mr. Franke has served in his present capacities with the Company since its formation. In addition to his responsibilities at the Company, Mr. Franke serves as president of Franke & Company, Inc., a financial services company he has owned since May 1987, and also is a managing partner of Newbridge. Mr. Franke serves as a director of Phelps Dodge Corp., Central Newspapers Inc., the Air Transport Association of America, Beringer Wine Estates, Inc., Mtel Latin America, Inc. and Alpargatas S.A.I.C. Mr. Franke serves as a Director and Chairman of the Board of Airplanes Limited and a controlling trustee and chairman of Airplanes U.S. Trust, entities involved in aircraft financing and leasing.

WALTER T. KLENZ, AGE 52. Mr. Klenz has been a director of the Company since March 1998. He has been president of Beringer Wine Estates Holdings, Inc. ("Beringer") since November 1990 and was named chairman of the board of Beringer in August 1997. Mr. Klenz joined Beringer in 1976, having served previously as marketing director and senior vice president of finance/operations. He is past chairman of the California Wine Institute and past president of the Napa Valley Vintners Association.

RICHARD C. KRAEMER, AGE 54. (Compensation Committee, Special Committee). Mr. Kraemer has been a member of the Company's Board of Directors since September 1992. Mr. Kraemer is currently president of Chartwell Capital, Inc., a private investment company. He served as Chief Executive Officer and President of UDC Homes, Inc., a Phoenix-based homebuilding company ("UDC"), from October 1994 until March 1996. Mr. Kraemer was President and Chief Operating Officer of UDC from 1985 until October 1994. He was also director of UDC from 1980 until March 1996. UDC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 1995. The plan for the reorganization of UDC was confirmed by the bankruptcy court on October 3, 1995 and consummated on November 14, 1995.

DENISE M. O'LEARY, AGE 40. Ms. O'Leary has been a director of the Company since March 1998. She has been a private investor of capital in early stage companies since 1996. From 1983 until 1996, she worked at Menlo Ventures, a venture capital firm, first as an associate and then as a general partner. Ms. O'Leary presently serves on the Board of Directors of ALZA Corporation and Del Monte Foods Company. Additionally, she is a member of the Board of Trustees of Stanford University and a member of the Board of Directors and Executive Committee of UCSF Stanford Health Care.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                             OF EACH NAMED NOMINEE.

                                  PROPOSAL 2:

                              STOCKHOLDER PROPOSAL

        The International Brotherhood of Teamsters, with an address at 25 Louisiana Avenue, N.W., Washington, D.C. 20001 (the "Teamsters"), has stated its intention to present the following proposal at the 1998 Annual Meeting. The Teamsters' proposal and supporting statement, for which the Company accepts no responsibility, are set forth below. The Board opposes the Teamsters' proposal for the reasons stated after the proposal.

        The Teamsters, which, based on information provided by the Teamsters, was record owner of 120 shares of the Company's Class B Common Stock out of approximately 44,836,930 outstanding as of March 1, 1998, has informed the Company that it intends to sponsor the following proposal for action at the meeting:

        RESOLVED, That the shareholders of America West Holdings Corporation urge the board to take the necessary steps to require that an independent director who was not formerly the chief executive of the company serve as chair of the board. Implementation will be deferred until the end of the existing employment agreement.

                              SUPPORTING STATEMENT

        The following statement was submitted by the Teamsters in support of their proposal:

        "Corporate governance experts, Robert Monks and Nell Minow assert, "The Board exists to keep management accountable for the vast discretionary power it wields. Thus, when the Chairman of the Board is also the CEO, it makes management accountable to a body led by management. It can mean that the CEO is put in the position of evaluating his own performance."

        The board's responsibility in scrutinizing management plans may be reduced when the board chair is also the chief architect of the management plan in his or her capacity as chief executive officer. By requiring that the chair be an independent director, the board may be able to bring to bear more critical review of basis management plans.

        America West Airlines is in the midst of a growth plan. The Company recently announced its lease of property for a $37 million new corporate headquarters. And, on September 15, 1997 the Company announced its purchase of 34 airplanes from Airbus. Mr. Franke said the purchase, "will permit the airline to grow." However, analyst Kevin Murphy from Morgan Stanley Dean Witter questions this plan, "Importantly, with AWA's capacity growth clearly outpacing operating results for the past year, it is still unclear to us what justification there is for even more growth at a time when competitive pressures have gotten worse and AWA's second most important market, viz., Las Vegas, is arguably operating at a saturation point."

        Splitting the chair and CEO, I believe, enhances the board's oversight responsibilities. In a study by P.L. Lechner and D.R. Dalton, it was found that companies with separate CEOs and chairmen consistently outperform those companies that combine the roles.

        For these reasons, we urge you to vote FOR this proposal."

                             THE COMPANY'S POSITION

        Each and every member of the Company's Board of Directors, of which all but two are independent directors, strongly opposes the stockholder proposal submitted by the Teamsters. The Board unanimously opposes the Teamsters' proposal because (i) the Company already follows excellent corporate governance policies which include careful evaluation of the CEO's performance, (ii) the restriction on corporate leadership proposed by the Teamsters is unduly restrictive and ill-advised, (iii) the motivation of the Teamsters in bringing the proposal is highly suspect, and (iv) the personal attack on Company Chairman and CEO William A. Franke is unwarranted.

        First, the Teamsters' proposal and supporting statement ignore that the Board currently is committed to high standards of corporate governance and already follows policies and procedures designed to ensure that the performance of the CEO is actively reviewed and evaluated by the Board and its committees. The Teamsters seem to suggest that when the positions of chairman and CEO are held by the same individual, the responsibility of the Board to oversee the Company's business and particularly to evaluate the performance of the CEO is somehow lessened, and that the effectiveness and integrity of the Board is somehow compromised. To the contrary, each of the Company's directors has the responsibility of actively and critically reviewing the Company's major strategic and policy decisions. Furthermore, outside directors who are not employees of the Company hold all but one of the positions on the Company's four standing committees, thereby providing active, objective and independent oversight of the Company's finances (Audit Committee), compensation (Compensation/Human Resources Committee), executive actions (Executive Committee) and transactions outside the ordinary course of business (Special Committee). More specifically, contrary to the Teamsters' claim that Mr. Franke evaluates his own performance because he holds the positions of both chairman and CEO, the evaluation of the performance of the Company's Chairman and CEO is the express responsibility of the Compensation/Human Resources Committee. This Committee, composed solely of independent directors, takes very seriously its responsibility to evaluate regularly and objectively the performance of the Company's chairman and CEO and other senior executives and to make appropriate compensation decisions, as reflected in the Committee's report appearing on page 12 of this proxy statement.

        Second, the Teamsters' proposal would unduly restrict the flexibility of the Board to provide the Company at a critical time with the most effective leadership possible. The Board's view is that at the present time, the Company and its stockholders are best served by vesting the responsibilities and authority of the positions of chairman and CEO in one individual. Such leadership allows the Board and the Company to operate effectively and efficiently. Given the competitive nature of the airline industry, it is vital that the Company be able to act quickly and decisively through one individual who is responsible for implementing the Company's strategic plans and who is most knowledgeable about the Company and the challenges it faces. The Board currently has and intends to retain the flexibility to determine what leadership structure is in the best interests of the Company and its stockholders at any given time. The Teamsters' proposal would place unnecessary and unwarranted constraints on the ability of the Board to make that determination. None of the other major airlines are subject to such constraints on their corporate governance, and it would be ill-advised to place the Company at a potential competitive disadvantage in this regard.

        Third, the Board believes that the Teamsters' motivation is not to benefit the stockholders at all, but rather to pursue their own agenda, which includes targeting Mr. Franke. To the Company's knowledge, as of March 1, 1998, the Teamsters held only 120 shares out of the approximately 44,836,930 shares of Class B Common Stock outstanding (less than three ten thousandths of a percent). In contrast, the Company and the Teamsters are involved in litigation regarding the certification of the Teamsters as collective bargaining representatives of the Company's mechanics, and currently are in the midst of negotiating a collective bargaining agreement covering only 400 of the Company's approximately 12,000 employees. Rather than resolving labor-management issues through the traditional and more appropriate forums made available by the nation's labor laws, the Teamsters appear to be using the proxy process to circumvent the collective bargaining process, disrupt negotiations and undermine the effectiveness of Mr. Franke and the Company's management team.

        Finally, the Teamsters' proposal and supporting statement, while purportedly based on corporate governance principles, can only be viewed as an unwarranted direct personal attack on, and attempt to remove, Mr. Franke. Typical stockholder proposals relating to the benefits of splitting the positions of chairman and CEO simply require these positions to be held by different individuals. In contrast, the Teamsters' proposal specifically prevents any former CEO from holding the position of chairman, and their supporting statement targets Mr. Franke. This personal attack is entirely unwarranted. The Board firmly believes that Mr. Franke is central to the Company's success, and that he was primarily responsible for the Company's financial restructuring and emergence from bankruptcy in 1994, the recruitment of the Company's management team, and the Company's best-ever financial performance in 1997. In fact, in March 1998, the Board unanimously voted to extend Mr. Franke's employment agreement through December 31, 2000, concluding that Mr. Franke's airline experience and leadership abilities will provide the stability and direction the Company needs to continue its strong operating and financial performance during a period of intensifying competition and industry realignment.

        In short, in the Board's opinion, the Teamsters' proposal is a misguided effort arising from questionable motives to fix something that not only is not broken, but is in fact working very favorably for stockholders, as evidenced by the Company's financial performance in 1997.

        The Board urges you to vote AGAINST this proposal.

       THE BOARD OF DIRECTORS OPPOSES THE TEAMSTERS' STOCKHOLDER PROPOSAL
                       AND RECOMMENDS A VOTE AGAINST IT.

                                 OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote on those matters using their best judgment.

PROXY                                                                      PROXY
                       AMERICA WEST HOLDINGS CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1998

     The undersigned hereby appoints William A. Franke and W. Douglas Parker and each of them as proxies, with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Holdings Corporation that the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders to be held on May 21, 1998, or at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SUBMITTED BY THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS (THE "TEAMSTERS").

     YOUR PROXY WILL BE VOTED ACCORDINGLY IF YOU DO NOT STATE OTHERWISE. ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY.

     Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States. Failure to sign and date this proxy may result in it being declared invalid.


                 (Continued and to be signed on reverse side).

--------------------------------------------------------------------------------

                       AMERICA WEST HOLDINGS CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


The Board of Directors recommends a vote FOR the nominated directors.

1.   Election of Directors--                                   For  Withhold  For All
     Nominees to hold office until the 1999 Annual Meeting--   All    All     Except*
     Frederick W. Bradley, Jr., James G. Coulter, John F.      / /    / /       / /
     Tierney.

     Nominees to hold office until the 2000 Annual Meeting--
     Richard R. Goodmanson, John L. Goolsby,
     Richard P. Schifter.

     Nominees to hold office until the 2001 Annual Meeting--
     William A. Franke, Walter T. Klenz, Richard C. Kraemer,
     Denise M. O'Leary

     -----------------------------------------------------
                    *Nominee Exception


The Board of Directors recommends a vote AGAINST the Teamsters' proposal.

2.   To act on a stockholder proposal submitted by the         For  Against  Abstain
     Teamsters requiring that an independent director          / /    / /      / /
     who was not formerly the chief executive of the
     Company serve as chair of the board.

Please check the following box if you plan to attend           / /
the 1998 Annual Meeting of Stockholders in person.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO
COMMENCEMENT OF VOTING AT THE MEETING.

                                                        Dated:            , 1998
                                                              -----------

Signature(s)--------------------------------------------------------------------

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Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
            WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
  FAILURE TO SIGN AND DATE THIS PROXY MAY RESULT IN IT BEING DECLARED INVALID.




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